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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statement on Form S-3 of Pilot Network Services, Inc. of our reports dated June 30, 2000 relating to the consolidated balance sheets of Pilot Network Services, Inc. and subsidiary as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended March 31, 2000, and the related financial statement schedule, which reports appear in the March 31, 2000 Annual Report on Form 10-K of Pilot Network Services, Inc.

   We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

San Francisco, California

November 8, 2000